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                                                                   Exhibit 10.23


                           QUINTON INSTRUMENT COMPANY
                            3303 MONTE VILLA PARKWAY
                            BOTHELL, WASHINGTON 98021



October 30, 2000

Mr. Michael F. Blomeyer
225 4th Avenue, B405
Kirkland, WA 98033

Dear Mike,

This letter sets forth the substance of the separation agreement ("Agreement") that Quinton Instrument Company ("Company") is offering you to aid in your employment transition.

         1. SEPARATION. Your last day as an employee, officer and director of the Company will be October 31, 2000 ("Separation Date"), pursuant to the letter of resignation (Exhibit A hereto), which we ask you to execute by that date.

         2. ACCRUED SALARY AND VACATION. On the first regular pay date following your Separation Date, the Company will pay you all accrued salary, and all accrued and unused vacation totaling eight (8) weeks, earned and unused through the Separation Date, subject to standard payroll deductions and withholding. You are entitled to these payments whether or not you sign this Agreement.

         3. SEVERANCE PAYMENT PERIOD. The Company will continue your regular pay, at your current biweekly salary rate, paid in regular payroll intervals, from November 1, 2000 through and including September 30, 2001, ("Severance Payment Period") subject to standard payroll deductions and withholding. You acknowledge and agree that by the payment of this severance amount as set forth in this Paragraph 3 (subject to certain provisions as set forth in Paragraph 5, Stock Options), the Company will have satisfied all of its obligations as set forth in Paragraphs 3-Compensation and 5-Performance Bonus of your employment agreement dated August 8, 1998 from the Company to you ("Offer Letter") and you have no other rights to salary, bonuses,
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                  benefits, or other compensation after the Separation Date, except as otherwise noted elsewhere in this Agreement.

                  Further, subject to certain provisions as set forth under Paragraph 5, Stock Options, if you obtain full time employment prior to the conclusion of the Severance Payment Period, the severance payment amount will terminate as of the last day of the month in which you obtain full time employment and the Company will in exchange increase the amount of your vested stock options as set forth in Paragraph 5(d), below.

                  Further, if you engage in any activity that is competitive with the Company during the Severance Payment Period, the Company shall have no further payment obligations under this Agreement; provided however that your engagement as a consultant to a person or entity that does not compete or seek to compete with the Company is permissible under this Agreement.

                  You agree to notify the Company, in writing, upon your acceptance of full time employment or engagement in any consultative activity that may be deemed a competitive activity.

         4. LIFE AND HEALTH CARE INSURANCE. To the extent permitted under terms of the basic and voluntary Life Insurance policies, you will be eligible for continued coverage under the Company's Life Insurance program for the duration of your Severance Payment Period, and if provided under such policies you may elect to convert to an individual policy on the coverage cancellation date.

                  You will be provided with a separate notice of your COBRA rights and to the extent permitted by federal COBRA law and terms of the Company's health care plans, you will be offered an opportunity to continue your coverage under the Company's Medical, Prescription Drug and Dental Plan(s). If you elect to continue coverage under COBRA, the Company, as part of this Agreement, will continue to pay the amount previously paid on your behalf by the Company during the term of your employment and you agree to withholding of the standard employee contribution amount during the Severance Payment Period on the same basis as has been applicable to you during the term of your employment with the Company. Upon the termination of the Severance Payment Period, you may elect to continue your coverage for the

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                  remainder of your eligible COBRA coverage period by payment of
                  100% of the COBRA premiums either until you obtain coverage under new employment or termination of your COBRA eligibility period, whichever occurs first.

         5.       STOCK OPTIONS: CANCELLATION; STOCK VESTING; STOCK AS
                  COMPENSATION.

                  a) You hereby agree, as of the Separation Date, that you are vested in 326,136 shares of your Initial stock option grant ("Initial Grant"), and 40,767 shares of your second and last stock option grant, for a total vested stock option grant holding of 366,903 shares.

                  b) You hereby agree to the cancellation of all non-vested stock options granted to you by the Company under the QIC Holding Corp. 1998 Equity Incentive Plan or otherwise (collectively, the "Option"), and you agree that all of your rights to the non-vested portion of your stock option(s) and the Company's obligations under the Option are hereby extinguished.

                  c) Whereas you have exercised the full amount of your vested and non-vested Option under terms set forth in the Early Exercise Stock Purchase Agreement, the Company will exercise its Repurchase Option as set forth in that agreement. The repurchase process will be concluded if at all possible prior to December 31, 2000.

                  d) Whereas the Company has agreed in Paragraph 3, to certain periodic severance payments; and whereas you may obtain other employment during the severance period which may cause a termination of severance payments, the Company agrees in exchange for each full calendar month for which a severance payment is NOT made, that the company will increase the amount of fully vested shares in your Initial Grant by twenty thousand (20,000) shares.

         6. CONSULTING ENGAGEMENT. At no additional consideration than provided under Paragraph 3 above, and certain Stock Option vesting provisions noted in Paragraph 6(a) below, you agree to serve as a consultant to the Company under terms specified below ("Consulting Engagement"). The Consulting Engagement will commence on November 1, 2000 and

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                  continue for the duration of the Severance Payment Period, unless earlier terminated by the Company.

                  a) You agree to provide specific consulting services during the next three (3) months (the "Initial Consulting Engagement") to continue negotiations with Philips Medical Systems regarding a Q-Cath distribution agreement. If an agreement satisfactory to the Company is signed between Philips and the Company by January 31, 2001, the Company will increase the amount of the fully vested shares in your Initial Grant by sixty thousand (60,000) shares.

                  b) You agree to provide from time to time other general consulting services to the Company in any area of your expertise upon the request of the CEO, and will report directly to the CEO, or as otherwise specified by the CEO. You agree to exercise the highest degree of professionalism and utilize your expertise and creative talents in performing these services. You agree to make yourself available to perform such consulting services throughout the Severance Payment Period up to a maximum of 40 hours per month, exclusive of travel time.

                  c) You will have no responsibility or authority as a consultant to the Company and agree not to represent or purport to represent the Company in any manner whatsoever to any third party unless authorized by the CEO, in writing, to do so.

                  d) Pursuant to regular business practice, the Company will reimburse you for documented business expenses incurred during a consulting engagement, provided that these expenses have been pre-approved by the CEO, President or CFO, in writing, or are expenses which the Company would reasonably expect you to incur in carrying out a consulting engagement in a manner otherwise customary for employee's under the Company's standard travel and expense policy.

         7. LEASED VEHICLE. You will retain use of your company-leased vehicle, a 1999 Ford Explorer, through January 31, 2001 under the same terms as you have had use of this vehicle while an employee of the Company, including insurance, fuel, maintenance and related operating costs. By January 31, 2001 you may elect to return the vehicle to the Company or

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                  purchase the vehicle at the then remaining lease termination /
                  buy-out price.

         8. RELOCATION EXPENSE. The Company will pay the cost to relocate your household effects from your Kirkland, Washington residence to your residence in Alamo, California, plus sales commissions and escrow expenses incurred in connection with the sale of your Kirkland, Washington residence in an amount up to but not exceeding $10,000.

         9. FEDERAL INCOME TAX FILING. The Company will provide assistance in filing your Year 2000 Federal Income tax return, and an amended 1999 tax return, through use of the Company tax advisor for this purpose.

         10. RELEASE OF CLAIMS. In exchange for the payments and other considerations under this Agreement to which you would not otherwise be entitled, you hereby release, acquit and forever discharge the Company, its affiliates, and their officers, directors, employees, shareholders and agents, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorney's fees, damages, indemnities and obligations of every kind and nature, in law, equity or otherwise, known or unknown, suspected or unsuspected, disclosed or undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the date you execute this Agreement, including (but not limited to): all claims and demands directly or indirectly arising out of or in any connection with the Offer Letter, your employment with the Company or the termination of your employment; all claims or demands related to salary, bonuses, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, severance benefits, or any other form of compensation; and all claims and demands pursuant to any federal, state or local law, including (but not limited to) the federal Civil Rights Act of 1964, as amended, the federal Age Discrimination in Employment Act of 1967, as amended ("ADEA"), the federal Americans with Disabilities Act of 1990, the Washington Law Against Discrimination in Employment, tort law and contract law, including (without limitation) chime for wrongful discharge, discrimination, fraud, defamation, harassment, emotional distress, and breach of the implied covenant of good faith and fair dealing; provided however, that the foregoing release of claims shall not apply to any right of indemnification that you may have pursuant to the Bylaws of the Company as a consequence of your service as an officer, director or employee of the Company.

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         11.      ADEA WAIVER. You acknowledge that you are knowingly and
                  voluntarily waiving and releasing any rights you may have under the ADEA. You also acknowledge that the consideration given for the waiver and release in the preceding Paragraph is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised by this writing, as required by the ADEA, that: (a) your waiver and release do not apply to any rights or claims that may arise after the execution date of this Agreement; (b) you should consult with an attorney prior to executing this Agreement; (c) you have twenty-one (21) days to consider this Agreement (although you may choose to voluntarily execute this Agreement earlier); (d) you have seven (7) days following your execution of this Agreement to revoke the Agreement; and (e) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after this Agreement is executed by you ("Effective Date").

         12. RETURN OF COMPANY PROPERTY. Subject to certain exceptions noted below and elsewhere within this Agreement, on the Separation Date, you agree to return to the Company all Company documents (and copies thereof) and other Company property that you have in your possession or control, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, training materials, computer-recorded information, tangible property including, but not limited to, entry cards, identification badges and keys, and any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof).

                  You may retain the use of certain property, including your laptop computer, software, e-mail access, cell phone, pager and documents or materials necessary to supporting your Initial Consulting Engagement through January 31, 2001. You agree to return the aforementioned property immediately upon the conclusion of your Initial Consulting Engagement or upon written request from the Company, whichever occurs first.

         13. PROPRIETARY INFORMATION OBLIGATIONS. You acknowledge your continuing obligations under your Offer Letter and the Company Non-Disclosure Agreement (Exhibit B hereto) both during and after your employment with the Company and the Consulting Engagement period. You agree not to use or disclose any confidential or proprietary

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                  information of the Company without prior written authorization from a duly authorized representative of the Company.

         14. NO SOLICITATION. You agree that for one year following the Separation Date you will not, either directly or indirectly, solicit or attempt to solicit any employee, consultant, independent contractor or customer of the Company to terminate his or her relationship with the Company in order to become an employee, consultant, independent contractor or customer of or to any other person or entity; provided however, that the prohibition in this Paragraph 14 against your solicitation of customers of the Company shall be in effect for so long as you are receiving compensation under the Severance Payment Period.

         15.      COMMUNICATIONS.

                  a) You and the Company agree that the content of any announcement regarding your separation shall be substantially as follows:

                           "After completing the work of reestablishing Quinton as an independent cardiology company, Mike Blomeyer has elected to return to California to be with his family. He will continue to serve as a consultant with the Company."

                  b) The Company agrees that upon your request, the Company will provide a mutually agreed upon verbal or written recommendation to your prospective employers.

                  c) Both you and the Company agree not to disparage the other party, and the other party's officers, directors, employees, shareholders, affiliates and agents, in any manner likely to be harmful to them and their business reputation or personal reputation; provided that both you and the Company shall respond accurately and fully to any question, inquiry or request for information when required by legal process.

         16. CONFIDENTIALITY. The provisions of this Agreement will be held in strictest confidence by you and the Company and will not be publicized or disclosed in any manner whatsoever, provided, however, that: (a) you may disclose this Agreement to your immediate family, attorney, accountant and financial advisor, and as necessary in seeking consulting work or employment; (b) the Company may disclose this Agreement as

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                  may be necessary in the conduct of its business; and (c) the parties may disclose this Agreement as may be necessary to enforce its terms or as otherwise required by law. In particular, and without limitation, you will not disclose the provisions of this Agreement to any current or former employee of the Company, except as required by law.

         17. MISCELLANEOUS. This Agreement represents a compromise resolution of disputed claims, and the promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by either party to the other party or to any other person. This Agreement, including Exhibits A and B, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to the subject matter hereof and supersedes any and all other agreements entered into by and between you and the Company. This Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein. Each party has carefully read this Agreement, has been afforded the opportunity to be advised of its meaning and consequences by his or its attorney, and signed the same of his or her own free will. This Agreement will bind the heirs, personal representatives, successors and assigns of each party, and inure to the benefit of each party, its heirs, personal representatives, successors and assigns. This Agreement may not be modified except in writing signed by you and a duly authorized officer of the Company.

         18. GOVERNING LAW. This agreement, and all of its exhibits, shall be governed by the laws of the state of California.

If this Agreement is acceptable to you, please so indicate by countersigning the enclosed copy of this letter and returning it to me.

I sincerely wish you good fortune in your future endeavors.

Respectfully,

QUINTON INSTRUMENT COMPANY



 /s/ Dr. Ruediger Naumann-Etienne
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By:  Dr. Ruediger Naumann-Etienne



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Exhibit A - Letter of Resignation
Exhibit B - Non Disclosure Agreement



UNDERSTOOD AND AGREED:



 /s/ Michael F. Blomeyer                               Date  October 31, 2000
---------------------------------------
Michael F. Blomeyer




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